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                                                                 EXHIBIT 10.23

                         LETTER OF INTENT

For the purposes of elevating Countrywide's Quality Control Division to Primis Select Client status, Primis and Countrywide's Quality Control division hereby indicate their mutual intent to work together on the following terms. The relationship may be terminated by either party upon 30 days notice.

1. Primis will offer Field Review services in each of our 16 core market states, prepared by our employed staff appraisers;

2. Primis will offer Field Review services in the remaining 34 states, prepared by our affiliated "PrimisNet" appraisers;

3. Electronic delivery (EDI) of our reports via a .PDF e-mail attachment, or other suitable method, will be made available in our core markets and we will target a 50-60% overall EDI delivery for your account. As our acquisitions continue, this percentage will increase.

4. Primis will make available archival system for (EDI) review reports on CD at month-end, or other mutually agreeable periodic basis. With the complete Adobe Acrobat software (we can make it available to you), we have been advised you will be able to COPY AND PASTE sections from the .PDF files we provide to your internal management reports.

5. Primis will provide Countrywide QC with all of the benefits of being a "Select Client" which will include a dedicated team of service specialists handling your account and providing you with comprehensive communication services including confirmations, updates, event tracking, management reports and consolidated billing services. Reports are made available to you on a daily, weekly and monthly basis;

6. Field Review fees to be $165 in our core market areas (see attached grid of states/counties) and $250 for the rest of the United States. As we add additional core market areas, we will revise the pricing to match this concept.

7. Primis will provide you with a color printer by which the reports we transmit to Countrywide electronically can be printed in your Simi Valley office. Cost of maintenance and toner cartridges will be the responsibility of Countrywide.

8. Subject to the satisfactory performance of Primis, Countrywide Quality Control will use its best efforts over the next twenty four (24) months to direct field review orders in Primis' core market areas to Primis. Countrywide Quality Control will direct other national orders to Primis such that Primis will receive an aggregate of 50% of Countrywide Quality Control's monthly orders.

9. The parties will seek to execute an agreement, satisfactory to the parties and their respective legal departments, which will more formally document their mutual agreement on the above general terms.

10. Additional Terms:

    A. Oregon and Washington at $250

Dated this 6th day of January, 2000.


/s/ Lee Trumble
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Lee Trumble, Countrywide Quality Control      Joseph D. Mathews, Primis, Inc.